Exhibit 99.1

FOR IMMEDIATE RELEASE

                       IMPATH PRE-ANNOUNCES FIRST QUARTER

             Sets Date for Release of Q1 Results and Conference Call

New York, New York, April 21, 2003 -- IMPATH Inc. (Nasdaq NM: IMPH) today announced that it expects net revenue of approximately $45,000,000 to $46,000,000 and earnings (loss) per basic share for the first quarter of 2003 to be within a range of ($0.38) to ($0.36), including the impact of the previously announced pre-tax non-cash charge of approximately $15 million (or $0.51 per basic share) to accelerate the write-off of the undepreciated amounts associated with the former billing software. As expected, Physician Services case volume was affected by the bad weather during the quarter with a net revenue impact of approximately $2MM. In addition, Predictive Oncology revenue is expected to trail the fourth quarter of 2002 by approximately $2MM due to continued revenue variability resulting primarily from reliance on fee-for-service contracts, and revenue for Information Services is expected to approximate fourth quarter levels. The Company expects to begin to realize, in the second quarter, a net decrease in expenses (after giving effect to severance and related costs) from the recent 12% reduction in workforce.

      With the reclassification of the Company's revenue as reflected in our Annual Report on Form 10-K, days sales outstanding ("DSO") for the quarter ended December 31, 2002 was recalculated at 134 days compared to the 104 days under the Company's previous approach. The Company expects DSO for the quarter ended March 31, 2003 to approximate 155-157 days. In addition, the Company expects to record bad debt expense of approximately 4%-5% of net revenue. While the Company typically experiences an increase in DSO in its first quarter, the net increase was higher than expected as a result of slower cash collections partially due to the allocation of resources toward the implementation of the Company's new laboratory information and billing system. The Company continues to expect improvements in cash collections from the conversion to PowerPath(R) to begin later in the year.


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      Additionally, the Company announced that it plans to release results for the first quarter ended March 31, 2003 on Monday, April 28, 2003, after market. The Company will hold a live, webcast conference call at 8:45AM (EDT) on Tuesday, April 29th which can be accessed from the Company's website (www.impath.com) and will thereafter be archived on the site for a period of time. The call will be hosted by Carter H. Eckert, Chairman and Chief Executive Officer, Richard P. Adelson, President and Chief Operating Officer and James V. Agnello, Senior Vice President and Chief Financial Officer. A replay of the call will also be available from 12:00 Noon on April 29th through May 6, 2003 by dialing 719-457-0820, or 888-203-1112, passcode for both numbers: 607649.

      IMPATH is in the business of improving outcomes for cancer patients. The Company is the leading source of cancer information and analyses with a database of over 1 million patient profiles and outcomes data on more than 2.3 million individuals. IMPATH Physician Services uses sophisticated technologies to provide patient-specific cancer diagnostic and prognostic information to more than 8,700 pathologists and oncologists in over 2,100 hospitals and 630 oncology practices. Utilizing its comprehensive resources, IMPATH Predictive Oncology serves genomics, biotechnology and pharmaceutical companies involved in developing new therapeutics targeted to specific, biological characteristics of cancer. The Company's unique GeneBankTM tissue and serology archive linked to longitudinal data and IMPATH Clinical Trials NetworkTM are two key components of its integrated services to help accelerate the drug discovery and development process. IMPATH Information Services provides software products, including PowerPath(R) and the IMPATH Cancer RegistryTM for the collection and management of diagnostic data and outcomes information. The Company's software products are currently being utilized in nearly 1,000 hospitals and independent laboratories across the country.

      This press release may contain statements that the Company believes are, or may be considered to be, "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as the Company "believes," "expects," "anticipates," "intends," "plans,"


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"foresees" or other similar words or phrases. Similarly, statements that describe the Company's projected growth and goals and its plans for expansion also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties, many of which are outside of management's control, and which could cause the Company's actual results to differ materially from those contemplated by the relevant forward-looking statement. Some of the most significant factors that could cause the actual results to differ materially from the forward-looking statement, alone or in combination, would be the failure to continue to successfully integrate the businesses acquired by the Company, unanticipated disagreements with the Company's joint venture or other partners, unanticipated changes in the healthcare industry (as a result of cost containment measures, changes in governmental regulation, including reimbursement programs and patient confidentiality issues, or other factors), an inability to procure consented, well-characterized tissue specimens, an inability to successfully integrate the Company's new laboratory and billing system, the adverse effect of any legal proceedings involving the Company, an unanticipated failure in the commercialization of the Company's biopharmaceutical products, or an unanticipated loss of business. In addition, the September 11, 2001 terrorist attacks and change in international political conditions as a result of these events may continue to affect the United States and the global economy and increase other risks. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements included in this press release are made only as of the date of this press release and the Company undertakes no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

      Contact: Iris D. Daniels, Vice President, Investor Relations and Corporate Communications, IMPATH Inc. (212) 698-0300


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